EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2012 Results

HSNi's Results for the First Quarter 2012:

  Net sales increased 5% with digital sales up 12%
  Gross profit margin improved 130 basis points to 36.2%
  Adjusted EBITDA grew 13% to $64.8 million
  Adjusted EPS increased 22% to $0.50

ST. PETERSBURG, Fla., May 2, 2012 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2012 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q1 2012	Q1 2011	Change

Net Sales	$ 747.3	$ 710.6	5%
Non-GAAP:
Adjusted EBITDA	$ 64.8	$ 57.3	13%
Adjusted Net Income	$ 30.3	$ 24.5	23%
Adjusted EPS	$ 0.50	$ 0.41	22%
GAAP:
Operating Income	$ 49.7	$ 41.4	20%
Net Income	$ 26.2	$ 20.3	29%
Diluted EPS	$ 0.44	$ 0.34	29%

HSNi:
Average price point	$ 64.69	$ 63.64	2%
Units shipped (millions)	13.3	13.1	1%
Gross profit margin	36.2%	34.9%	130 bps
Return rate	18.1%	19.6%	150 bps
Digital sales penetration (b)	42.8%	40.3%	250 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Digital net sales as a percent of total HSNi net sales.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

First Quarter 2012 Results vs First Quarter 2011 Results

  HSNi's net sales grew 5% over the prior year to $747.3 million. HSN's net sales increased 3% to $541.9 million, including 8% growth in digital sales. Cornerstone's net sales increased 11% to $205.4 million, including 18% growth in digital sales.

  HSNi's Adjusted EBITDA increased 13% to $64.8 million. This result was driven by a 5% increase in net sales and a 130 basis point increase in gross profit margin, partially offset by an 8% increase in operating expenses (excluding non-cash charges). Operating income increased 20% to $49.7 million.

  Adjusted EPS increased 22% to $0.50 compared to $0.41 in the prior year. GAAP diluted EPS increased 29% to $0.44 compared to $0.34 in the prior year.

  During the first quarter, HSNi repurchased 1.1 million shares of its common stock at a cost of $41.3 million, or an average cost of $36.73 per share. Cumulatively through May 1, 2012, HSNi repurchased a total of 2.6 million shares of its common stock at a cost of $93.4 million, or an average cost of $36.48.

"HSNi had a strong first quarter both in terms of financial performance and in delivering on our strategies around customer growth and digital expansion," said Mindy Grossman, CEO of HSN, Inc. "We also continued our efforts to improve our capital structure and drive shareholder value. We executed on our share repurchase program, announced our next quarterly dividend and closed our new credit facility, providing us with additional financial flexibility."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended
	March 31,
	2012	2011	Change
Net Sales
HSN	$ 541.9	$ 526.2	3%
Cornerstone	205.4	184.4	11%
Total HSNi	$ 747.3	$ 710.6	5%

Gross Profit
HSN	$ 188.4	$ 177.2	6%
Cornerstone	82.3	70.7	16%
Total HSNi	$ 270.7	$ 247.9	9%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 57.3	$ 52.2	10%
Cornerstone	7.5	5.1	47%
Total HSNi	$ 64.8	$ 57.3	13%

Operating Income
HSN	$ 47.5	$ 40.8	16%
Cornerstone	2.3	0.7	246%
Total HSNi	$ 49.7	$ 41.4	20%

See reconciliation of non-GAAP to GAAP measures in Table 4.
Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended
	March 31,
	2012	2011	Change
HSN:
Average price point	$ 63.28	$ 64.37	(2%)
Units shipped (millions)	10.2	9.9	3%
Gross profit margin	34.8%	33.7%	110 bps
Return rate	19.3%	20.7%	140 bps
Digital sales penetration (a)	34.9%	33.2%	170 bps
Cornerstone:
Average price point	$ 69.10	$ 61.48	12%
Units shipped (millions)	3.1	3.2	(2%)
Gross profit margin	40.1%	38.4%	170 bps
Return rate	14.5%	16.1%	160 bps
Digital sales penetration (a)	63.7%	60.4%	330 bps
Catalog circulation (millions)	71.1	61.3	16%

(a) Digital net sales as a percent of segment net sales.

HSN Segment Results for the First Quarter 2012

HSN's net sales were $541.9 million, an increase of 3% from the prior year. Digital sales grew 8% with penetration increasing 170 basis points to 34.9%. Sales grew primarily in beauty, home design and culinary, offset by sales declines in electronics, fashion and fitness.  The average price point decreased 2% and the units shipped increased 3% primarily due to changes in product mix. The return rate decreased 140 basis points to 19.3% from 20.7%. The prior year return rate included an adjustment for higher than anticipated returns of certain product sold in the fourth quarter of 2010.

Gross profit increased 6% to $188.4 million. Gross profit margin improved 110 basis points to 34.8% from 33.7%. The margin increase was primarily attributable to the product mix shift and lower transaction costs, partially offset by higher shipping and handling promotions.

Adjusted EBITDA increased 10% to $57.3 million compared to $52.2 million in the prior year.  The increase was due to the growth in net sales and gross profit margin, partially offset by an increase in operating expenses. Operating income increased 16% to $47.5 million compared to $40.8 million in the prior year.

Cornerstone Segment Results for the First Quarter 2012

Net sales for Cornerstone increased 11% to $205.4 million compared to the prior year due to strength in the home brands and a 160 basis point decrease in the return rate. Digital sales grew 18% with penetration increasing 330 basis points to 63.7%.

Gross profit increased 16% to $82.3 million. Gross profit margin increased 170 basis points to 40.1% from 38.4%. The margin increase was primarily attributable to lower inbound freight costs in the home brands and leverage over fixed warehousing costs.

Adjusted EBITDA increased 47% to $7.5 million. The increase was largely due to growth in net sales and gross profit margin, partially offset by an increase in selling and marketing costs, particularly catalog production and distribution costs. Operating income was $2.3 million compared to $0.7 million in the prior year.

In the first quarter of 2012, Cornerstone initiated a formal plan to sell Smith+Noble, a business specializing in window treatments. Net sales and net loss for Smith+Noble this quarter were $12.6 million and $0.1 million, respectively. The results for the brand are being reported as discontinued operations. Financial results for the current and prior year periods in this press release have been reclassified to reflect this change.

Liquidity and Capital Resources

As of March 31, 2012, HSNi had cash and cash equivalents of $309.2 million compared to $381.8 million at December 31, 2011 and $344.2 million at March 31, 2011. Net cash used in operating activities in the quarter ended March 31, 2012 was $23.4 million compared to $9.6 million in the prior year primarily due to the timing of trade payables.

During the first quarter, HSNi repurchased 1.1 million shares of its common stock at a cost of $41.3 million, or an average cost of $36.73 per share, pursuant to its share repurchase program for 10 million shares authorized in September 2011. Cumulatively, through May 1, 2012, HSNi repurchased a total of 2.6 million shares of its common stock at a cost of $93.4 million, or an average cost of $36.48.

On April 25, 2012, HSNi announced that it had entered into a new $600 million five-year credit facility, replacing a $150 million revolving credit facility that was set to expire in July 2013.

On May 1, 2012, the Board of Directors approved a cash dividend of $0.125 per share. The dividend will be paid on June 20, 2012 to HSNi's record holders as of June 6, 2012.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on May 2, 2012 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until May 16, 2012 by dialing 800-585-8367 or 404-537-3406, plus the pass code 69178033 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates nine separate digital sales sites and operates 15 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$ 747,312	$ 710,561
Cost of sales	476,631	462,644
Gross profit	270,681	247,917
Operating expenses:
Selling and marketing	155,388	144,275
General and administrative	56,534	52,953
Depreciation and amortization	9,047	9,268
Total operating expenses	220,969	206,496
Operating income	49,712	41,421
Interest expense, net	(7,393)	(7,944)
Income from continuing operations before income taxes	42,319	33,477
Income tax provision	(16,026)	(13,105)
Income from continuing operations	26,293	20,372
Loss from discontinued operations, net of tax	(123)	(91)
Net income	$ 26,170	$ 20,281

Income from continuing operations per share
Basic	$ 0.45	$ 0.35
Diluted	$ 0.44	$ 0.34

Net income per share
Basic	$ 0.45	$ 0.35
Diluted	$ 0.44	$ 0.34

Shares used in computing earnings per share:
Basic	58,310	58,214
Diluted	60,053	60,338

Dividends declared per common share	$ 0.125	$ --

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 309,232	$ 381,808	$ 344,187
Accounts receivable, net	173,357	222,583	160,700
Inventories	305,197	296,460	307,790
Deferred income taxes	23,606	24,302	27,465
Prepaid expenses and other current assets	50,418	44,966	51,411
Total current assets	861,810	970,119	891,553
Property and equipment, net	158,352	158,434	150,567
Intangible assets, net	258,048	258,048	260,482
Other non-current assets	7,572	8,372	10,872
TOTAL ASSETS	$ 1,285,782	$ 1,394,973	$ 1,313,474
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 202,084	$ 270,227	$ 204,916
Current maturities of long-term debt	--	--	11,640
Accrued expenses and other current liabilities	165,774	193,991	195,886
Total current liabilities	367,858	464,218	412,442
Long-term debt, net of current maturities	239,160	239,111	297,166
Deferred income taxes	76,483	78,131	77,470
Other long-term liabilities	25,299	23,816	21,271
Total liabilities	708,800	805,276	808,349

TOTAL SHAREHOLDERS' EQUITY	576,982	589,697	505,125
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,285,782	$ 1,394,973	$ 1,313,474

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Three Months Ended
	March 31,
	2012	2011

Cash flows from operating activities attributable to continuing operations:
Net income	$ 26,170	$ 20,281
Loss from discontinued operations, net of tax	(123)	(91)
Income from continuing operations	26,293	20,372
Adjustments to reconcile income from continuing operations to net cash used in operating activities attributable to continuing operations:
Depreciation and amortization	9,047	9,268
Stock-based compensation expense	6,000	6,327
Amortization of cable and satellite distribution fees	42	839
Amortization of debt issuance costs	532	642
Loss on disposition of fixed assets	44	258
Deferred income taxes	(952)	(1,397)
Bad debt expense	5,553	5,093
Excess tax benefits from stock-based awards	(13,297)	(3,511)
Changes in current assets and liabilities:
Accounts receivable	43,780	30,659
Inventories	(8,737)	(11,400)
Prepaid expenses and other assets	(4,546)	(8,609)
Accounts payable, accrued expenses and other liabilities	(87,134)	(58,140)
Net cash used in operating activities attributable to continuing operations	(23,375)	(9,599)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(8,758)	(5,187)
Net cash used in investing activities attributable to continuing operations	(8,758)	(5,187)
Cash flows from financing activities attributable to continuing operations:
Repurchase of common stock	(39,139)	--
Cash dividends paid	(7,326)	--
Proceeds from issuance of common stock	4,140	3,905
Tax withholdings related to stock-based awards	(11,592)	(3,963)
Excess tax benefits from stock-based awards	13,297	3,511
Net cash (used in) provided by financing activities attributable to continuing operations	(40,620)	3,453
Total cash used in continuing operations	(72,753)	(11,333)
Cash flows from discontinued operations
Net cash provided by operating activities attributable to discontinued operations	236	1,292
Net cash used in investing activities attributable to discontinued operations	(59)	(31)
Total cash provided by discontinued operations	177	1,261
Net decrease in cash and cash equivalents	(72,576)	(10,072)
Cash and cash equivalents at beginning of period	381,808	354,259
Cash and cash equivalents at end of period	$ 309,232	$ 344,187

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Adjusted EPS	$ 0.50	$ 0.41
Adjusted Net Income	$ 30,258	$ 24,535
Stock-based compensation expense	(6,000)	(6,327)
Amortization of intangible assets	--	(141)
Loss on disposition of fixed assets	(44)	(258)
Loss from discontinued operations, net of tax	(123)	(91)
Impact of income taxes	2,079	2,563
Net Income	$ 26,170	$ 20,281
GAAP diluted weighted average shares outstanding	60,053	60,338
GAAP Diluted EPS	$ 0.44	$ 0.34

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 57,322	$ 7,481	$ 64,803	$ 52,198	$ 5,076	$ 57,274
Stock-based compensation expense	(3,287)	(2,713)	(6,000)	(4,176)	(2,151)	(6,327)
Depreciation and amortization	(6,565)	(2,482)	(9,047)	(7,199)	(2,069)	(9,268)
Loss on disposition of fixed assets	(13)	(31)	(44)	(54)	(204)	(258)
Operating income	$ 47,457	$ 2,255	49,712	$ 40,769	$ 652	41,421
Interest expense, net			(7,393)			(7,944)
Income from continuing operations
before income taxes			42,319			33,477
Income tax provision			(16,026)			(13,105)
Income from continuing operations			26,293			20,372
Loss from discontinued operations, net of tax			(123)			(91)
Net income			$ 26,170			$ 20,281

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net